LISTING AGREEMENT

This agreement (the "Agreement") is made as of the signature date below, by and among EastBridge Investment Group Corporation ("EBIG"), an Arizonan corporation in the USA, and AREM Pacific Corporation ("APC"), an Arizonan corporation in the USA.

Whereas APC has signed a joint venture agreement with China Hunan Construction Group Corporation (中国湖南省建筑工程集团总公司) ("Hunan Construction") to form a joint venture company ("JV") in China and a copy of the agreement is in exhibit A; and

Whereas APC desires to take JV public in the US to raise capital for the JV;

Whereas APC desires to retain EBIG for a fee to assist JV to become a US public company;

Whereas EBIG agrees to be retained for a fee by APC to assist JV to become a US public company;

Now, therefore, EBIG and APC jointly agree as follows:

1) EBIG will either spin off and let APC take control of a new subsidiary ("SUB") from EBIG with more than 1000 share holders to be merged with JV or arrange a public shell to merge with JV and form a merged public company ("SUB");

2) As compensation for the work and efforts by EBIG and APC, the stock ownership in the SUB or in any final public company that is ultimately controlled by JV, will be 2/3 owned by EBIG and 1/3 owned by APC after all the other equity deductions, such as capital raising and the shares paid to the other parties;

3) APC shall primarily be responsible for JV in China, such as getting government licenses and dealing with HunanConstruction;

4) EBIG shall primarily be responsible for raising the money for JV in the US, such as bringing in investors, setting up the legal structure, setting up the equity structure, road shows, market making, SEC compliance, stock market application and getting the SUB listed in the US;

5) JV shall pay for any auditing, legal and the related fees for its listing;

6) EBIG has the exclusive right to the JV's listing in the US market or any listing for any joint venture related to or control by HunanConstruction and APC for three years after this agreement's signing;

This agreement replaces and supersedes all other agreements, if any, verbal or written. Any future amendments must be agreed in writing.

Severability: This agreement is written jointly by both parties. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic impact of this Agreement on any party.

EBIG is a US public company; it has the obligation to make news announcements about company activities. EBIG reserves the right to make announcement of this agreement at any time it desires.

Authorization: Both parties have all the corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

EastBridge Investment Group Corporation
8040 E. Morgan Trail, Unit 18, Scottsdale, Arizona 85258
Fax: 480-966-0808
Phone: 480-966-2020
Attn: Norm Klein

AREM Pacific Corporation
8040 E. Morgan Trail, Unit 18, Scottsdale, Arizona 85258
Fax: 480-966-0808
Phone: 480-966-2020, or
340 Trotter Road, Mooroopna North Victoria. 3629.
Australia.
Attn: Thomas Tang

. This Listing Agreement is agreed to and accepted as of Apr 30, 2009.

EASTBRIDGE INVESTMENT GROUP CORPORATION

By: Keith Wong
Name: Keith Wong
Title: Chief Executive Officer and Director

AREM PACIFIC CORPORATION

By: ______________________
Name: Thomas Tang (Zhuo Fan Tang)
Title: President and Director